Exhibit 99.1
CONTACTS:

(Media):	Tony Lentini	(713/296-6227)
	Bill Mintz	(713/296-7276)

(Investors):	Robert Dye	(713/296-6662)
	David Higgins	(713/296-6690)

(Website):	www.apachecorp.com
FOR RELEASE AT 7:45 A.M. CENTRAL TIME
APACHE EARNS $492 MILLION OR $1.47 PER SHARE IN FIRST QUARTER
ON 17 PERCENT PRODUCTION INCREASE
     Houston, April 26, 2007 — Apache Corporation (NYSE, Nasdaq: APA) today reported first-quarter earnings of $492 million or $1.47 per diluted common share as record production partially offset the impact of lower oil and gas prices and higher costs. Apache earned $660 million or $1.97 per share in the prior-year period.
     Cash from operations before changes in operating assets and liabilities totaled $1.2 billion, flat with the prior-year period. (This is a non-GAAP measure; see reconciliation below.) Apache produced 536,297 barrels of oil equivalent per day in the first quarter, 17 percent above the prior-year period and up 1 percent from the fourth quarter of 2006.
     “Apache had a solid first quarter, with substantial earnings and cash flow, increased production, and strong drilling results,” said G. Steven Farris, Apache’s president and chief executive officer. “Production should continue to grow, rising 6 to 10 percent over 2006 levels, excluding the impact of acquisition and divestiture activity.
     “In addition to rising production in 2007, Apache is off to a good start drilling our arsenal of maturing exploration prospects in three core growth areas — Australia, Canada and Egypt,” Farris said.
     In Australia, the recently announced Julimar-1 discovery test-flowed 85 million cubic feet (MMcf) per day from two zones. “We plan to appraise the discovery later in the year, drill the Brunello prospect — a look-alike east of Julimar — and drill the Rosella gas prospect located southwest of Apache’s

1-trillion-cubic-foot John Brookes Field, which is currently producing 250 MMcf of gas per day from three wells,” Farris said.
     The Sedco 703 semi-submersible rig, which drilled the Julimar-1, has moved southwest to the Exmouth Basin and has commenced drilling on the Crosby West prospect, the first of five Exmouth exploration wells planned for 2007.
     Apache’s earlier discoveries in the Exmouth Basin — Ravensworth, Crosby, Stickle, Harrison and Van Gogh — resulted in the Apache-operated Van Gogh and BHP-operated Pyrenees developments. Van Gogh is expected to come on line in 2009 and add 20,000 barrels per day of net production for Apache; Pyrenees, which is scheduled to receive a formal go-ahead in the near future, is on a similar schedule and also is expected to add 20,000 barrels of oil per day to Apache’s net production.
     In Egypt, Apache’s Jade-1X discovered natural gas on the company’s Matruh Concession. The well tested 25.6 MMcf of gas per day from the Jurassic Upper Safa formation. The discovery also has significant reserve potential in multiple Cretaceous Alam El Bueib (AEB) reservoir objectives. Apache plans five additional Jurassic and two AEB exploratory wells on the Matruh Concession this year.
     “In Canada, as a result of rebalancing our program to include more higher-risk, higher-potential-reward prospects, first-quarter production was generally flat despite substantial reductions in capital spending and the number of wells drilled,” Farris said. “Service costs are declining across North America, and the trend is more pronounced in Canada. If costs continue to decline, we may increase activity in shallow gas plays later in the year.”
     At the end of the first quarter, Apache completed its $1 billion acquisition in the Permian Basin from Anadarko Petroleum. Net daily production from the fields is 9,000 barrels of oil and 19 MMcf of gas.
     “Apache has developed several catalysts for growth,” Farris said. “Stay tuned — we have a quality exploration program that is just beginning to unfold.”
-end-

     NOTE: Apache will webcast its quarterly conference call to discuss its results from its Web site, www.apachecorp.com, at 1 p.m. Central Time on Thursday, April 26. The webcast replay and podcast will be archived on Apache’s Web site and will be available for delayed playback by telephone one week beginning at approximately 5 p.m. on April 26. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 3843190.
     This news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration and acquisition activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter
	Ended March 31,
	2007	2006
REVENUES AND OTHER:
Oil and gas production revenues	$2,023,067	$1,950,298
Other	(25,726)	48,804

	1,997,341	1,999,102

OPERATING EXPENSES:
Depreciation, depletion and amortization	530,913	372,577
Asset retirement obligation accretion	24,064	20,645
Lease operating expenses	392,509	291,614
Gathering and transportation costs	28,025	26,104
Severance and other taxes	97,272	146,414
General and administrative	67,862	45,672

Total operating expenses	1,140,645	903,026

OPERATING INCOME	856,696	1,096,076

FINANCING COSTS:
Interest expense	65,732	42,863
Amortization of deferred loan costs	694	508
Capitalized interest	(21,776)	(14,193)
Interest income	(2,587)	(6,364)

Net financing costs	42,063	22,814

INCOME BEFORE INCOME TAXES	814,633	1,073,262
Provision for income taxes	321,684	412,341

NET INCOME	492,949	660,921
Preferred stock dividends	1,420	1,420

INCOME ATTRIBUTABLE TO COMMON STOCK	$491,529	$659,501

BASIC NET INCOME PER COMMON SHARE	$1.48	$2.00

DILUTED NET INCOME PER COMMON SHARE	$1.47	$1.97

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	331,213	330,416

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter
	Ended March 31,
	2007	2006
COSTS INCURRED: (1)
North America exploration and development	$740,775	$712,886
International exploration and development	426,369	224,315

	$1,167,144	$937,201

Oil and gas property acquisitions	$1,026,896	$262,646

(1) Includes noncash asset retirement costs and capitalized interest as follows:
Capitalized interest	$21,776	$14,193
Asset retirement costs	$74,821	$11,107

	March 31,	December 31,
	2007	2006
BALANCE SHEET DATA:
Current Assets	$2,371,771	$2,490,271
Property and Equipment, net	23,106,507	21,346,252
Goodwill	189,252	189,252
Other Assets	386,277	282,400

Total Assets	$26,053,807	$24,308,175

Current Liabilities	$3,592,277	$3,811,612
Long-Term Debt	3,512,180	2,019,831
Deferred Credits and Other Noncurrent Liabilities	5,501,495	5,285,679
Shareholders’ Equity	13,447,855	13,191,053

Total Liabilities and Shareholders’ Equity	$26,053,807	$24,308,175

Common shares outstanding at end of period	331,160	330,737
NON-GAAP FINANCIAL MEASURES:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities. The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter
	Ended March 31,
	2007	2006
Net cash provided by operating activities	$1,063,559	$1,043,284
Changes in operating assets and liabilities	128,901	180,916

Cash from operations before changes in operating assets and liabilities	$1,192,460	$1,224,200

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter
	Ended March 31,
	2007	2006
FINANCIAL DATA (In thousands, except per share data):

Revenues and other	$1,997,341	$1,999,102

Income Attributable to Common Stock	$491,529	$659,501

Basic Net Income Per Common Share	$1.48	$2.00

Diluted Net Income Per Common Share	$1.47	$1.97

Weighted Average Common Shares Outstanding	331,213	330,416

Diluted Shares Outstanding	333,302	334,469

PRODUCTION AND PRICING DATA:

OIL VOLUME — Barrels per day
United States	74,652	59,290
Canada	19,032	21,691
Egypt	60,371	57,292
Australia	12,141	11,911
North Sea	53,671	64,445
Argentina	10,797	1,272
China	—	4,559

Total	230,664	220,460

AVERAGE OIL PRICE PER BARREL
United States	$55.89	$50.22
Canada	53.62	54.17
Egypt	56.64	60.89
Australia	66.96	66.39
North Sea	56.35	60.66
Argentina	40.61	39.30
China	—	58.12
Total	55.87	57.41

NATURAL GAS VOLUME — Mcf per day
United States	739,828	601,045
Canada	383,020	385,982
Egypt	243,485	212,874
Australia	194,961	153,659
North Sea	1,889	2,269
Argentina	198,239	3,143

Total	1,761,422	1,358,972

AVERAGE NATURAL GAS PRICE PER MCF
United States	$6.96	$7.41
Canada	6.44	7.73
Egypt	4.06	4.41
Australia	1.77	1.67
North Sea	8.30	9.98
Argentina	1.14	1.19
Total	5.22	6.37

NGL VOLUME — Barrels per day
United States	7,195	7,553
Canada	2,232	2,178
Argentina	2,635	—

Total	12,062	9,731

AVERAGE NGL PRICE PER BARREL
United States	$35.02	$36.52
Canada	31.47	36.10
Argentina	31.10	—
Total	33.51	36.43